Pricing Supplement Dated July 9, 2007	Rule 424 (b) (3)
(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes – Floating Rate

Annual Yield:	5.75%

Effective Dates:	7-09-2007	through	7-15-2007